Exhibit 99.7

FORM OF

NOMINEE HOLDER CERTIFICATION

EARGO, INC.

The undersigned, a bank, broker, dealer, trustee, depositary, or other nominee of subscription rights (the “Subscription Rights”) to purchase shares of common stock of Eargo, Inc., a Delaware corporation (the “Company”), pursuant to the Rights Offering described and provided for in the Company’s prospectus dated             , 2022, (the “Prospectus”), hereby certifies to the Company and to Continental Stock Transfer & Trust Company, LLC, as Subscription Agent for such Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Subscription Rights specified below pursuant to the basic subscription privilege (as described in the Prospectus) and, on behalf of beneficial owners of Subscription Rights who have subscribed for the purchase of additional shares pursuant to the oversubscription privilege (as described in the Prospectus), the number of shares specified below, listing separately each such exercised basic subscription privilege and the corresponding oversubscription privilege (without identifying any such beneficial owner), and (2) to the extent a beneficial owner has elected to subscribe for shares pursuant to the oversubscription privilege, each such beneficial owner’s basic subscription privilege has been exercised in full:

Individual Soliciting	Number of Shares Owned on the Record Date	Individual Soliciting Broker (if any)	Number of Shares Subscribed for Pursuant to the Basic Subscription Privilege	Number of Shares Subscribed for Pursuant to the Oversubscription Privilege
1.
2.
3.
4.
5.
6.
7.
8.

Name of Nominee Holder
By:
Name:
Title:
Phone Number:
Fax Number:
Dated:
Provide the following information, if applicable:
DTC Participant Number
DTC Participant

By:
Name:
Title:
DTC Bank Subscription Confirmation Number(s)
Dated: